Ehibit 10.2


                         MASTER AGREEMENT


                           by and among


                 P.T. FREEPORT INDONESIA COMPANY,

               P.T. ALATIEF NUSAKARYA CORPORATION,

         P.T. ALATIEF FREEPORT INFRASTRUCTURE CORPORATION

                               and

             P.T. ALATIEF FREEPORT HOTEL CORPORATION






                 [In Regard to the Restructuring
                    of Business Relationships
                     Between the Parties and
                       Certain Affiliates]





                        MASTER AGREEMENT

                        TABLE OF CONTENTS

                                                             PAGE

Article 1 DEFINITIONS. . . . . . . . . . . . . . . . . . . . . .6
     1.1  Definitions. . . . . . . . . . . . . . . . . . . . . .6
     1.2  Singular Plural and Gender . . . . . . . . . . . . . 11
     1.3  Interpretations. . . . . . . . . . . . . . . . . . . 11

Article 2 CLOSING; ESCROW; EFFECTIVENESS OF AGREEMENT;
          CLOSING COSTS. . . . . . . . . . . . . . . . . . . . 11
     2.1  Closing. . . . . . . . . . . . . . . . . . . . . . . 11
     2.2  Escrow; Breaking of Escrow . . . . . . . . . . . . . 11
     2.3  Effectiveness of Agreement . . . . . . . . . . . . . 11

Article 3 CONTEMPORANEOUS CLOSING OF TRANSACTIONS. . . . . . . 11
     3.1  FI/ALatieF Agreements. . . . . . . . . . . . . . . . 12
     3.2  FI/PTAC Agreements . . . . . . . . . . . . . . . . . 12
     3.3  FI/AFIC Agreements . . . . . . . . . . . . . . . . . 12
     3.4  FI/AFHC Agreements . . . . . . . . . . . . . . . . . 13
     3.5  FI/PNK Agreement . . . . . . . . . . . . . . . . . . 13
     3.6  FI/TDS Agreement . . . . . . . . . . . . . . . . . . 13

Article 4 CANCELLATION OF JVA AND HOTEL JVA. . . . . . . . . . 14
     4.1  Fulfillment of Obligations . . . . . . . . . . . . . 14
     4.2  Termination of JVA and Hotel JVA . . . . . . . . . . 14

Article 5 FINANCING; DEBT SERVICE; RETURN ON EQUITY. . . . . . 15
     5.1  Acquisition Capital Financing/Amortization . . . . . 15
     5.2  Debt Service . . . . . . . . . . . . . . . . . . . . 15
     5.3  Return on Invested Equity. . . . . . . . . . . . . . 15
     5.4  Advances on the Variable Rent Payment. . . . . . . . 16
     5.5  Invested Equity Adjustment . . . . . . . . . . . . . 17

Article 6 AUDITING . . . . . . . . . . . . . . . . . . . . . . 17
     6.1  Requested Financial Statements . . . . . . . . . . . 17
     6.2  Right to Examine Books . . . . . . . . . . . . . . . 17
     6.3  Generally Acceptable Accounting Principles . . . . . 18
     6.4  Other Contracts. . . . . . . . . . . . . . . . . . . 18
     6.5  Years Subject to Audit . . . . . . . . . . . . . . . 18

Article 7 WARRANTIES AND REPRESENTATIONS . . . . . . . . . . . 18
     7.1  Corporate Power. . . . . . . . . . . . . . . . . . . 18
     7.2  Statements True. . . . . . . . . . . . . . . . . . . 18

Article 8 REACQUISITION OF PROPERTY. . . . . . . . . . . . . . 19
     8.1  FI's Right to Reacquire. . . . . . . . . . . . . . . 19
     8.2  AFIC's/AFHC's Option . . . . . . . . . . . . . . . . 19
     8.3  Transfer of Property . . . . . . . . . . . . . . . . 20

Article 9 FI'S RIGHT OF FIRST REFUSAL. . . . . . . . . . . . . 21
     9.l  Restrictions on Transfer of AFIC Assets and AFHC
          Assets . . . . . . . . . . . . . . . . . . . . . . . 21
     9.2  Right of First Refusal . . . . . . . . . . . . . . . 21
     9.3  ALatieF to Obligate Affiliate. . . . . . . . . . . . 22

Article 10     EXECUTION OF OTHER AGREEMENTS . . . . . . . . . 22

Article 11     CONFIDENTIALITY . . . . . . . . . . . . . . . . 22
     11.1 Confidential Treatment/Permitted Disclosures . . . . 22
     11.2 Implementation . . . . . . . . . . . . . . . . . . . 23
     11.3 Parties Retain Property Rights . . . . . . . . . . . 23
     11.4 Obligations to Survive . . . . . . . . . . . . . . . 23

Article 12     FORCE MAJEURE . . . . . . . . . . . . . . . . . 23

Article 13     DISPUTE RESOLUTION PROCEDURES . . . . . . . . . 23
     13.1 Amicable Settlement. . . . . . . . . . . . . . . . . 23
     13.2 Arbitration Rules. Situs and Language. . . . . . . . 23
     13.3 Cooperation. . . . . . . . . . . . . . . . . . . . . 24
     13.4 Arbitrators' Fees and Expenses . . . . . . . . . . . 24
     13.5 Waiver of Right to Appeal. . . . . . . . . . . . . . 24
     13.6 Limitation on Right to Court Action. . . . . . . . . 24
     13.7 Performance of Obligations Pending Decision. . . . . 24
     13.8 Waiver of Right to Terminate Board of Arbitration. . 25
     13.9 Survival . . . . . . . . . . . . . . . . . . . . . . 25

Article 14     TERMINATION . . . . . . . . . . . . . . . . . . 25

Article 15     ASSIGNMENT. . . . . . . . . . . . . . . . . . . 25

Article 16     LAW AND INTERPRETATION. . . . . . . . . . . . . 25
     16.1 Governing Law. . . . . . . . . . . . . . . . . . . . 25
     16.2 Governing Language of this Agreement . . . . . . . . 26
     16.3 Headings . . . . . . . . . . . . . . . . . . . . . . 26

Article 17     SEVERABILITY. . . . . . . . . . . . . . . . . . 26

Article 18     NOTICES . . . . . . . . . . . . . . . . . . . . 26
     18.1 Manner of Delivery/Addresses . . . . . . . . . . . . 26
     18.2 Change of Address. . . . . . . . . . . . . . . . . . 27

Article 19     OTHER PROVISIONS. . . . . . . . . . . . . . . . 27

Article 20     ENTIRE AGREEMENT. . . . . . . . . . . . . . . . 27

Signatures. . . . . . . . . . . . . . . . . . . . . . . . . .  29, 30





                         MASTER AGREEMENT


THIS MASTER AGREEMENT (this "Agreement"), which shall be effective as of March 14, 1997, is entered into by and among:

1. P.T. FREEPORT INDONESIA COMPANY, an Indonesian limited liability company also domesticated in the State of Delaware, United States of America, having an office at Plaza 89, 5th Floor, J1. H.R. Rasuna Said Kav. X-7 No. 6, Jakarta 12940 (hereinafter referred to as "FI");

2. P.T. ALATIEF NUSAKARYA CORPORATION, an Indonesian limited liability company, having an office at J1. Iskandarsyah II No. 2, Blok M, Jakarta, Selatan (hereinafter referred to as "ALatieF");

3. P. T. ALATIEF FREEPORT INFRASTRUCTURE CORPORATION, an Indonesian limited liability company, having an office at J1. Iskandarsyah II No. 2, Blok
     M. Kebayoran Baru, Jakarta, Selatan (hereinafter referred to as "AFIC");
     and

4. P.T. ALATIEF FREEPORT HOTEL CORPORATION, an Indonesian limited liability company, having an office at J1. Iskandarsyah II No. 2, Blok M Kebayoran Baru, Jakarta, Selatan (hereinafter referred to as "AFHC").

                         R E C I T A L S:

     WHEREAS, FI operates a mining enterprise in Irian Jaya, Indonesia pursuant to a Contract of Work dated December 30, 1991, between FI and the Government of the Republic of Indonesia (as the same may hereafter be amended, modified or supplemented, the "COW");

     WHEREAS, FI and ALatieF entered into that certain Joint Venture
Agreement dated March 11, 1993, (as amended, the "JVA"), pursuant to which FI and ALatieF intended, inter alia, that FI would sell US$270 million of infrastructure assets which were classified by FI an non-core assets for its mining enterprise (the "Transferable Infrastructure Properties") to a company jointly established by them, which would then operate such assets in support of FI's mining enterprise and, to the extent excess capacity existed and other requirements were satisfied, for third parties;

     WHEREAS, subsequent to entering into the JVA, it was determined that two separate companies would have to be formed to purchase and operate the Transferable Infrastructure Properties because among such assets which were contemplated to be sold was the Sheraton Inn at Timika (the "Hotel") and a golf course and clubhouse facility (as hereinafter further defined, the "Golf Facility") and Indonesian law required that any company engaged in the hotel and hospitality business be a single purpose entity dedicated exclusively to the hotel and hospitality business;

     WHEREAS, in order to effectuate their original agreement while complying with the Indonesian legal requirements referred to above, FI and ALatieF amended the JVA to delete the Hotel and Golf Facility from the Transferable Infrastructure Properties which were contemplated to be sold to and operated by the company which would be formed pursuant thereto and FI and ALatieF entered into a second Joint Venture Agreement dated August 11, 1994 (the "Hotel JVA"), pursuant to which FI and ALatieF agreed to form a second company which would purchase and operate the Hotel and Golf Facility;

     WHEREAS, in furtherance of the JVA, FI and ALatieF formed AFIC and, prior to the date hereof, AFIC has purchased Transferable Infrastructure Properties from FI in three separate transactions for an aggregate purchase price of US$151,920,000;

     WHEREAS, in furtherance of the Hotel JVA, FI and ALatieF formed AFHC and, prior to the date hereof, AFHC has purchased the Hotel from FI for US$42,948,000;

     WHEREAS, in order to complete the sale and purchase of an aggregate of US$270 million of Transferable Infrastructure Properties as originally contemplated, FI and ALatieF have agreed that FI will sell an additional US$68,079,986 of Transferable Infrastructure Properties to AFIC pursuant to a certain Purchase and Sale Agreement between FI and AFIC of even date herewith (the "AFIC Purchase and Sale Agreement"), which will result in AFIC having acquired a total of US$220 million of Transferable Infrastructure Properties (all such assets acquired by AFIC from FI, by purchase or by exchange and whether acquired heretofore, contemporaneously with the execution of this Agreement or hereafter, being hereinafter referred to as the "AFIC Assets"), and FI will sell the Golf Facility to AFHC for US$7,052,000 pursuant to a certain Purchase and Sale Agreement between FI and AFHC of even date herewith (the "AFHC Purchase and Sale Agreement"), which will result in AFHC having acquired a total of US$50 million of Transferable Infrastructure Properties (all such assets acquired by AFHC from FI being hereinafter referred to as the "AFHC Assets");

                               AND

     WHEREAS, the JVA and the Hotel JVA recognized that FI's rights to utilize the land on which the Transferable Infrastructure Properties were situated were derived from the COW and the JVA and Hotel JVA contemplated that FI would, prior to or after the closing of the sale of each Transferable Infrastructure Property obtain and transfer Hak Guna Bangunan land rights ("HGB") to the land on which such Transferable Infrastructure Property was located;

     WHEREAS, subsequent to entering into the JVA, FI was advised by the Indonesian Government that, for governmental reasons, HGB would not be granted for any land above Mile 50 (as measured on FI's road beginning at Amamapare and leading to Tembagapura) and that pursuant to regulations issued by the Ministry of Sea Communications, HGB would not be granted for any land within 100 meters of the river at Amamapare (those areas described above as areas where the Government has indicated it will not issue HGB are hereinafter referred to as the "Non-HGB Lands");

     WHEREAS, the aforementioned restrictions as to the granting of HGB have resulted in FI not being able to obtain and transfer HGB for the land on which certain AFIC Assets are situated (but such restrictions have not affected FI's ability to obtain and transfer HGB title to the land on which the AFHC Assets are situated);

     WHEREAS, FI and ALatieF have also agreed that FI will reacquire from AFIC certain AFIC Assets at Amamapare in exchange for FI transferring certain infrastructure assets of comparable value located at Tembagapura to AFIC pursuant to that certain Purchase and Sale Agreement between FI and AFIC of even date herewith (the "Facilities Purchase and Sale Agreement");

     WHEREAS, the aforementioned restrictions as to the granting of HGB will prevent FI from obtaining and transferring HGB to AFIC for the land on which the infrastructure assets located at Tembagapura which land would otherwise become AFIC Assets upon the completion of the exchange contemplated by the Facilities Purchase and Sale Agreement, are situated;

     WHEREAS, through an error in the description of certain land previously transferred by FI to AFHC located adjacent to the electric power generation facilities and the sewerage and water facilities, each of which is located near the Timika airport, such land description included approximately 2 hectares more land than intended and included land which FI intended to transfer to PT Puncakjaya Power, the buyer of such electric power generation facilities, and land which FI intended to retain in connection with its usage of the sewerage and water facilities (such land being hereinafter collectively referred to as the "Timika Land");

     WHEREAS, FI and AFHC have further agreed to amend the description of the land included in the previous transfer by FI to AFHC to delete the Timika Land, or for AFHC to retransfer such land to FI, as appropriate;

     WHEREAS, a religious organization has approached AFHC requesting the donation of a mutually agreed plot of land measuring approximately 30 meters by 30 meters located near FI's exploration base camp in Timika for the purpose of allowing such organization to construct a mosque on such land (the "Mosque Land");

     WHEREAS, FI and AFHC have yet further agreed that AFHC shall transfer the Mosque Land to the religious organization requesting such land at such time as is agreed between AFHC and the religious organization requesting such land;

     WHEREAS, in order to resolve all issues related to FI's inability to transfer HGB to land within the Non-HGB Lands, certain other issues related to the amount of land transferred to AFIC in connection with all transfers of Transferable Infrastructure Assets by FI to AFIC, the land description error which resulted in the Timika Land being transferred to AFHC, and the donation of the Mosque Land to a religious organization, FI, ALatieF, AFIC and AFHC have agreed that FI shall transfer HGB to certain land located at Kuala Kencana to AFIC pursuant to that certain Land Settlement Agreement between FI and AFIC of even date herewith (the "Land Settlement Agreement");

                               AND

     WHEREAS, each of AFIC and AFHC were formed with ALatieF owning 2/3rds and FI owning 1/3rd of the issued share capital of those companies;

     WHEREAS, upon the completion of the recapitalization of AFIC in connection with the acquisition of the final US$68,079,986 of Transferable Infrastructure Properties pursuant to the AFIC Purchase and Sale Agreement, the total equity invested in AFIC shall be US$73,333,333;

     WHEREAS, upon the completion of the recapitalization of AFHC in connection with the final US$7,052,000 acquisition of the Golf Facility pursuant to the AFHC Purchase and Sale Agreement, the total equity invested in AFHC shall be US$16,666,667;

     WHEREAS, the JVA and the Hotel JVA each provided that ALatieF would have the option to purchase all of the shares owned by FI on the seventh anniversary of the date of the formation of each of these companies or at any time thereafter;

     WHEREAS, FI and ALatieF have agreed, conditioned upon the receipt of all necessary approvals, which approvals shall be obtained by ALatieF, that ALatieF's Affiliate, P.T. ALatieF Corporation ("PTAC"), shall purchase all of the shares of AFIC then owned by FI pursuant to a certain Share Transfer Agreement between FI and PTAC of even date herewith (the "AFIC Share Transfer Agreement") and PTAC shall purchase all of the shares of AFHC then owned by FI pursuant to a certain Share Transfer Agreement between FI and PTAC of even date herewith (the "AFHC Share Transfer Agreement");

                               AND

     WHEREAS, the JVA and the Hotel JVA contemplated that over a period of time the prices charged by and/or payable to each of AFIC and AFHC would be revised from a cost plus a percentage fee type of payment basis to the basis reflective of comparable market prices;

     WHEREAS, each of AFIC and AFHC have begun the transition to a market price economic basis and the parties hereto have each agreed that those certain Master Services Agreements presently in effect between FI and each of AFIC and AFHC which provide for payments to be made on a cost plus percentage fee basis (collectively, as amended, the "Master Services Agreements") shall be superseded and replaced by (i) this Agreement, (ii) two new Master Lease Agreements between FI and AFIC of even date herewith whereby FI will lease all of the AFIC Assets at rental rates comparable to the rates charged for the lease of comparable properties in Jakarta on comparable terms and conditions, with such leases giving due consideration to newly enacted tax rules concerning the payment of a final tax on real property rentals in structuring rents payable to AFIC (each, a "Master Lease Agreement"), and (iii) a Master Use Agreement between FI and AFHC of even date herewith whereby AFHC shall undertake to assure that the Hotel and Golf Facility will continue to be used and operated in a manner consistent with their current usage, that quality standards currently in effect will be maintained or improved, and that prices charged to FI and its employees and to FI's contractors and consultants and their employees, will be no higher than the average rates charged in Jakarta by comparable hotel and golf facilities which are open for use by the general public (the "Master Use Agreement");

     WHEREAS, FI and/or AFIC and/or AFHC shall enter into certain further agreements with Affiliates (as hereinafter defined) of ALatieF (the "Service Providers") to provide management, operations and maintenance services for certain of the AFIC Assets and the AFHC Assets;

                               AND

     WHEREAS, the JVA and the Hotel JVA contemplated that FI would be responsible for arranging financing for the indebtedness incurred by AFIC in acquiring the AFIC Assets and by AFHC in acquiring the AFHC Assets (collectively, the "Acquisition Debt") on the basis that such financing would have an interest rate chargeable to AFIC and AFHC which would not exceed 5% per annum and a principal amortization of 5% per annum for the initial 7 year term (maturing in the year 2000) and, after such 7 year period, each of AFIC and AFHC would be responsible for arranging their own refinancing;

     WHEREAS, the JVA and the Hotel JVA contemplated that FI would guarantee a minimum annual after-tax cash flow to AFIC and AFHC, collectively, on the purchase price paid to FI for the purchase of the Transferable Infrastructure Properties with the guaranteed amount being 10% on the Acquisition Debt and 15% on the equity funds invested by the shareholders of AFIC and AFHC which were used for the acquisition of the Transferable Infrastructure Properties (as such amount may be adjusted pursuant to this Agreement, the "Invested Equity");

     WHEREAS, the Parties have agreed to modify their prior agreements such that FI will continue to be responsible for the financing and refinancing of the Acquisition Debt, the amortization of such debt will be accelerated such that the Acquisition Debt will be fully amortized in equal annual, semi-annual or quarterly installments by January 1, 2009, (except that the indebtedness of AFIC and AFHC to P.T. ALatieF Freeport Finance Company, B.V. will continue to be non-amortizing through its term), all costs (except the parties internal costs, if any) of arranging and servicing the Acquisition Debt will be paid by FI on a pass through basis, and, as a result of the foregoing, the Acquisition Debt shall henceforward be excluded in calculating the guaranteed minimum after-tax cash flow of AFIC and AFHC, collectively, such that FI's continuing guarantee shall be that AFIC and AFHC, collectively, shall receive the Revised Guaranteed Return, as hereinafter defined;

     WHEREAS, the Parties have further agreed to modify their prior agreements such that FI shall not be obligated to make any payment to enable AFIC and AFHC, collectively, to achieve the Revised Guaranteed Return unless the profits earned by AFIC and AFHC and, if applicable, any excess profits above the Revised Guaranteed Return earned by AFIC and AFHC in prior years, collectively, do not equal or exceed the Revised Guaranteed Return;

                               AND
     WHEREAS, for all of the foregoing and other reasons, FI and ALatieF desire by this Agreement to supersede and cancel the JVA and the Hotel JVA and to henceforward have their relationship governed by this Agreement, and FI and each of AFIC and AFHC desire by this Agreement to supersede and cancel their respective Master Services Agreements, with the relationship between FI and AFIC being governed by this Agreement and the Master Lease Agreements, with the relationship between FI and AFHC being governed by this Agreement and the Master Use Agreement, and with the relationship between FI and the Service Providers being governed by contracts between those parties.

     NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Parties hereto agree to enter into this Agreement on the following terms and conditions:

                            Article 1
                           DEFINITIONS

1.1 Definitions. In this Agreement, the following terms shall have the meanings provided below in this Section 1.1.

     "Acquisition Debt" shall have the meaning assigned to such term on page 4 of the Recitals hereof.

     "Advance" shall have the meaning assigned to such term in Section 5.4 hereof.

     "Affected Property" shall have the meaning assigned to such term in
     Section 8.1 hereof.

     "Affiliate" shall mean any person or entity which directly or indirectly controls, is controlled by, or is under common control with a Party.

     "AFHC Assets" shall have the meaning assigned to such term on page 2 of the Recitals hereof.

     "AFHC Net Profits" shall mean AFHC's gross revenues from all sources less AFHC's Allowable Expenses less AFHC's Taxes; in each case, directly related to or reasonably allocated to AFHC Assets. All items of income and expense shall be computed on a cash basis of accounting for purposes of this Agreement.

     "AFHC Purchase and Sale Agreement" shall have the meaning assigned to such term on page 2 of the Recitals hereof.

     "AFHC Share Transfer Agreement" shall have the meaning assigned to that term on page 5 of the Recitals hereof.

     "AFIC Assets" shall have the meaning assigned to such term on page 2 of the Recitals hereof.

     "AFIC Net Profits" shall mean AFIC's gross revenues from all sources less AFIC's Allowable Expenses less AFIC's Taxes, in each case, directly related to or reasonably allocated to AFIC Assets. All items of income and expense shall be computed on a cash basis of accounting for purposes of this Agreement.

     "AFIC Purchase and Sale Agreement" shall have the meaning assigned to such term on page 2 of the Recitals hereof.

     "AFIC Share Transfer Agreement" shall have fine meaning assigned to such term on page 4 of the Recitals hereof.

     "Agreement" shall mean this Master Agreement and any and all subsequent amendments and renewals hereof.

     "Agreement for Minimum Support of Retail Operations" shall mean that certain Agreement for Minimum Support of Retail Operations between FI and PNK dated of even date herewith.

     "Allowable Expenses" shall mean, for each of AFIC and AFHC, all costs, expenses, fees and other amounts reasonably and prudently incurred in the conduct of its business (in each case, limited to its business involving the AFIC Assets and the AFHC Assets, as appropriate), including operating expenses, expenses for obtaining necessary working capital, expenses for obtaining insurance not provided by FI and deductibles under such insurance, and general and administrative expenses, but excluding all costs, expenses, fees and other amounts imprudently incurred (including, but not limited to, amounts incurred to procure services or goods which are in excess of the amounts for which FI could have procured comparable services or goods of comparable quantity and quality, and amounts which become payable as interest or penalty because of any underpayment of any Taxes), in satisfaction of any indemnity obligations owed to FI, in connection with any other business, investment or other activity outside the scope of the business conducted utilizing the AFIC Assets or the AFHC Assets, as appropriate, and Taxes, depreciation and any other "non-cash" cost or expense, and voluntary charitable contributions.

     "Bona Fide Offer" shall have the meaning assigned to such term in
     Section 9.2 hereof.

     "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Jakarta, Indonesia or Hong Kong are authorized or required by law to close.

     "Carryforward Amount" shall mean the amount by which the after-tax cash flow to AFIC and AFHC, collectively, from the effective date of the Agreement to the date of calculation, exceeds the Revised Guaranteed Return. If less than the entire Carryforward Amount is necessary to be applied in any year pursuant to Section 5.3 of the Agreement in order for AFIC and AFHC, collectively, to have achieved the Revised Guaranteed Return, then only so much of the Carryforward Amount as is necessary to achieve the Revised Guaranteed Return will be so applied (with that portion of the Carryforward Amount applicable to the year furthest from the date of such calculation to be applied first) and the balance, if any, of the Carryforward Amount shall be available for application pursuant to Section 5.3 of the Agreement in future years.

     "Cash Flow" shall mean AFIC Net Profits or AFHC Net Profits, as applicable, less Debt Service.

     "Cash Shortfall" shall have the meaning assigned to such term in Section
     5.4 hereof.

     "Closing" shall have the meaning assigned to such term in the opening paragraph of Article 2.

     "COW" shall have the meaning assigned to such term on page 1 of the Recitals hereof.

     "Debt Service" shall mean an amount equal to the sum of (i) in the case of amortizing debt, the aggregate amount of principal, interest, fees and other amounts required to be paid on the indebtedness described in
     Section 5.1 hereof pursuant to the terms of the agreements between AFIC or AFHC and the Lenders party thereto, with such principal being fully amortized in equal quarterly installments by December 31, 2009, plus
     (ii) in the case of non-amortizing debt, the sum of (a) an amount necessary to fully amortize the principal thereof in equal quarterly installments by December 31, 2009, plus (b) an amount equal to the actual interest required to be paid under the terms of the agreements between AFIC or AFHC and the Lenders party thereto minus an amount equal to the FI Interest Credit, plus (c) fees and other amounts required to be paid pursuant to the terms of the agreements between AFIC or AFHC and the Lenders party thereto.

     "Escrow Agent" shall have the meaning assigned to such term in Section
     2.01.

     "Escrow Break Date" shall have the meaning assigned to such term in
     Section 2.02.

     "Escrow Conditions" shall have the meaning assigned to such term in
     Section 2.02.

     "Escrow Lapse Date" shall have the meaning assigned to such term in
     Section 2.02.

     "Escrow Letter" shall have the meaning assigned to such term in Section
     2.02.

     "Facilities Purchase and Sale Agreement" shall have the meaning assigned to such term on page 3 of the Recitals hereof.

     "FI Interest Credit" shall mean the product derived by multiplying (i) the cumulative total amount previously withheld by FI for the amortization of principal of non-amortizing debt pursuant to subsection
     (ii) (a) of the definition of Debt Service, which has not yet been paid by FI to the Lenders participating in such non-amortizing debt, and (ii) the average interest rate paid by FI on its primary bank credit facility during the comparable period.

     "Golf Facility" shall mean that certain 18 hole golf course designed by Coore & Crenshaw, together with the clubhouse and related facilities, situated at Kuala Kencana, Irian Jaya and known as the "Rimba Irian Klub Golf".

     "HGB" shall have the meaning assigned to such term on page 2 of the Recitals hereof.

     "Hotel" shall have the meaning assigned to such term on page l of the Recitals hereof.

     "Hotel JVA" shall have the meaning assigned to such term on page 2 of the Recitals hereof.

     "Invested Equity" shall have the meaning assigned to such term on page 6 of the Recitals hereto. At the Closing, the Invested Equity shall be a total of US$90 million. Invested Equity shall be adjusted in the future as provided in Section 5.5.

     "JVA" shall have the meaning assigned to such term on page l of the Recitals hereof.

     "Land Settlement Agreement" shall have the meaning assigned to such term on page 4 of the Recitals hereof.

     "Lenders" shall mean any and all lending institutions to which indebtedness will be owed under the financing required to be arranged by FI pursuant to Section 5.l hereof.

     "Management and Maintenance Agreement" shall mean that certain Management and Maintenance Agreement between FI and TDS of even date herewith.

     "Master Lease Agreement" shall have the meaning assigned to such term on page 5 of the Recitals hereof.

     "Master Services Agreements" shall have the meaning assigned to such term on page 5 of the Recitals hereof.

     "Master Use Agreement" shall have the meaning assigned to such term on page 5 of the Recitals hereof.

     "Mosque Land" shall have the meaning assigned to such term on page 4 of the Recitals hereof.

     "Non-HGB Lands" shall have the meaning assigned to such term on page 3 of the Recitals hereof.

     "Offer" shall have the meaning assigned to such term in Section 9.2.

     "Parties", and individually a "Party", shall mean FI, ALatieF, AFIC and AFHC.

     "PNK" shall mean P.T. Pasaraya Nusakarya, an Indonesian limited liability company.

     "PNK Service Contract Portion" shall mean fifty percent (50%) of the amount by which PNK's profits on the Agreement for Minimum Support of Retail Operations exceed an agreed amount.

     "PTAC" shall have the meaning assigned to such term on page 4 of the Recitals hereof.

     "Reconstructed Property" shall have the meaning assigned to such term in
     Section 8.2(a) hereof.

     "Revised Guaranteed Return" shall mean an amount of cash, net of Allowable Expenses, Taxes and Debt Service, which is equal to the Invested Equity multiplied by 15% per annum.

     "Service Provider" shall mean any of PNK, TDS or any other Affiliate of ALatieF which provides services to FI or AFIC or AFHC in connection with the operation or maintenance of the AFIC Assets or the AFHC Assets.

     "Substituted Property" shall have the meaning assigned to such term in
     Section 8.2(b) hereof.

     "TDS" shall mean P.T. Tata Disantara, an Indonesian limited liability company.

     "Taxes" shall mean amounts which AFIC or AFHC, as applicable, (i) is required by applicable Indonesian law, rule, regulation or decree to pay, or which FI is required by applicable Indonesian law, rule, regulation or decree to withhold and pay on their behalf, to any Indonesian governmental authority, and (ii) which is levied solely with respect to the business involving the AFIC Assets or the AFHC Assets, as applicable, and (iii) which is not refundable or creditable under the law to AFIC or AFHC, as applicable; provided, however, in no event shall any penalty or interest which may be assessed against either AFIC or AFHC as a result of any underpayment of any tax be reimbursable by FI.

     "Timika Land" shall have the meaning assigned to such term on page 3 of the Recitals hereof.

     "Transferable Infrastructure Properties" shall have the meaning assigned to such term on page 1 of the Recitals hereof.

     "Variable Rent Payment" shall mean a payment to be made by FI to AFIC and/or AFHC, as directed by ALatieF, as additional rent for the use of property, to enable AFIC and AFHC, collectively, to achieve the Revised Guaranteed Return, with such Variable Rent Payment to be made as provided in Section 5.3.

1.2 Singular Plural and Gender. In this Agreement a reference to the singular shall, where appropriate, also include a reference to the plural and vice versa. A reference to any gender shall include any other gender.

1.3 Interpretations. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

                            Article 2
    CLOSING; ESCROW; EFFECTIVENESS OF AGREEMENT; CLOSING COSTS

2.1 Closing. (a) This Agreement will be signed by the Parties at a closing (the "Closing") to be held on or before January 30, 1997, or such other date as is mutually agreeable to the Parties (the "Closing Date"), in the Jakarta office of FI at 4:00 P.M., local time and shall, immediately after signing, be delivered to and thereafter held in escrow by Makarim & Taira S. (the "Escrow Agent") as provided in Section 2.02 hereof.

2.2 Escrow; Breaking of Escrow. This Agreement shall be held in escrow by the Escrow Agent until such time as the conditions specified by the Parties (the "Escrow Conditions") in a letter of instructions signed by the Parties and provided to the Escrow Agent at the Closing (the "Escrow Letter") have been fulfilled or the date specified by the Parties in the Escrow letter elapses (the "Escrow Lapse Date"). If the Escrow Conditions are fulfilled prior to the Escrow Lapse Date, then on the date when the last of the Escrow Conditions have been fulfilled, the Escrow Agent shall date this Agreement and distribute signed copies of this Agreement to the Parties in accordance with the instructions in the Escrow Letter. If the Escrow Conditions have not been fulfilled by the Escrow Lapse Date and the Parties have not otherwise instructed the Escrow Agent in a writing signed by all Parties, then on the Escrow Lapse Date the Escrow Agent shall destroy this Agreement in accordance with the instructions in the Escrow Letter. The date on which the Escrow Agent either dates and distributes this Agreement to the Parties or destroys this Agreement shall be the "Escrow Break Date".

2.3 Effectiveness of Agreement. This Agreement shall become legally effective and shall be binding upon the Parties when dated by the Escrow Agent.

                            Article 3
             CONTEMPORANEOUS CLOSING OF TRANSACTIONS

This Agreement and the agreements indicated below shall be structured to achieve the maximum tax advantage to FI and shall be contemporaneously executed at the Closing.

3.1 FI/ALatieF Agreements. At the Closing, FI and ALatieF shall execute agreements terminating the JVA and the Hotel JVA as contemplated by
     Article 4 hereof.

3.2 FI/PTAC Agreements. At the Closing, FI and PTAC shall execute the AFIC Share Transfer Agreement and the AFHC Share Transfer Agreement pursuant to which PTAC shall acquire all shares of AFIC and AFHC owned by FI. Each of the aforementioned Share Transfer Agreements shall provide that following the Closing of this Agreement and of the purchase of FI's shares, ALatieF and PTAC shall promptly apply to change the name of the each of AFIC and AFHC to delete the word "Freeport"; ALatieF and PTAC shall have the right to apply for a change of the status of AFIC and AFHC from PMA (reflective of companies with foreign participation in the share ownership) to PMDN (reflective of 100% domestic share ownership); FI shall procure the resignation of the member of the Board of Commissioners of each of AFIC and AFHC nominated by it; and FI shall cooperate with ALatieF and PTAC to accomplish the foregoing by signing applications, notarial deeds and other documents as reasonably necessary.

3.3 FI/AFIC Agreements. At the Closing, FI and AFIC shall execute the following agreements:

     a) AFIC Purchase and Sale Agreement pursuant to which FI shall sell and AFIC shall purchase US$68,079,986 of additional Transferable Infrastructure Properties identified in said agreement, bringing the total of all AFIC Assets purchased to US$220 million;

     b) Master Lease Agreements pursuant to which FI shall lease all of the AFIC Assets, including those AFIC Assets located at Tembagapura which are being obtained by AFIC in exchange for AFIC Assets located at Amamapare in accordance with the Facilities Purchase and Sale Agreement, with the rental for each individual AFIC Asset, unless otherwise agreed, being based on the rental which would be payable to lease a comparable property in Jakarta on comparable terms and conditions, with such rental to be adjusted every three years, provided, that FI shall agree, and the Master Lease Agreements shall reflect, that FI will determine, on an annual basis, how the residential properties under the Master Lease Agreements shall be allocated among FI and others, including, without limitation, P.T. ALatieF P&O Port Development Company, P.T. Airfast Aviation Facilities Company, P. T. Puncakjaya Power, Nusantara Power Services, PNK and TDS, for the coming year.

     c) Termination Agreement pursuant to which FI and AFIC shall terminate the Master Services Agreement(s) presently in effect between them;

     d) Facilities Purchase and Sale Agreement pursuant to which FI shall reacquire certain AFIC Assets located at Amamapare which are identified in said agreement from AFIC and shall transfer ownership of certain infrastructure assets located at Tembagapura identified in said agreement in exchange therefor;

     e) Land Settlement Agreement pursuant to which FI shall transfer ownership of certain land located at Kuala Kencana identified in said agreement, including approximately 15.817 hectares of undeveloped unreticulated land constituting a portion of RW"C" on FI's master plan for Kuala Kencana and three reticulated lots in RW"B", which transfer of land shall fully and finally resolve all issues arising out or FI's inability to obtain and transfer HGB for all Transferable Infrastructure Properties on Non-HGB Lands (but without relieving FI of the obligation to obtain and transfer HGB title to those Transferable Infrastructure Properties located elsewhere for which FI has not yet transferred HGB to AFIC), the retransfer of the erroneously transferred PJP Land, and the donation of the Mosque Land to a religious organization.

3.4 FI/AFHC Agreements. At the Closing, FI and AFHC shall execute the following agreements:

     a) AFHC Purchase and Sale Agreement pursuant to which FI shall sell and AFHC shall purchase the Golf Facility for US$7,052,000, bringing the total of all AFHC Assets purchased by AFHC to US$50 million;

     b) Termination Agreement pursuant to which FI and AFHC shall terminate the Master Services Agreement(s) presently in effect between them; and

     c) Master Use Agreement pursuant to which AFHC shall undertake to assure that the Hotel and Golf Facility will continue to be used and operated in a manner consistent with their current usage, that quality standards currently in effect will be maintained or improved, and that prices charged to FI and its employees and to FI's contractors and consultants and their employees, will be no higher than the average rates which are charged from time to time by comparable hotels and golf facilities in Jakarta which are open for use by the general public, with due regard to the contracts between AFHC and Indo-Pacific Sheraton Limited.

3.5 FI/PNK Agreement. At the Closing, FI and PNK shall execute the Agreement for Minimum Support of Retail Operations pursuant to which PNK shall continue to conduct commercial and retail grocery and miscellaneous operations in AFIC Assets leased by FI from AFIC pursuant to the Master Lease Agreement or in infrastructure assets otherwise owned by FI and pursuant to which PNK shall establish prices as specified therein for so long as FI is providing a limited subsidy to PNK as provided therein.

3.6 FI/TDS Agreement. At the Closing, FI and TDS shall execute the Management and Maintenance Agreement pursuant to which TDS shall manage and maintain substantially all of the AFIC Assets which FI leases from AFIC pursuant to the Master Lease Agreement and certain additional infrastructure assets owned by FI.

Each of the agreements described in Sections 3.5 and 3.6 above, and any other agreements which may be entered into between FI, AFIC or AFHC and any Affiliate of ALatieF, shall, to the extent practicable, provide for payment on the basis of unit rates and each of AFIC and AFHC hereby agree to provide, and ALatieF hereby agrees to cause each of its Affiliates to provide, necessary non-public cost and other information, whether developed internally or by consultants or contractors, to FI so that FI and AFIC, AFHC or such Affiliate, as appropriate, can, in good faith, negotiate unit rates which are expected to result in total payments which are competitive with the price for which such services could be obtained from unaffiliated third parties. Each such agreement shall be on terms and conditions, including terms of compensation, as could be expected to be obtained from unaffiliated third parties for the performance of the same or similar services or the purchase of goods of comparable quality and quantity on the same terms and conditions.

The agreement described in Section 3.5 above shall further provide that if at the end of any year there shall be a PNK Service Contract Portion payable by PNK, then such PNK Service Contract Portion shall be paid to AFIC and/or AFHC or to FI, as directed by FI, after consulting with ALatieF as to whether or not the Revised Guaranteed Return has been achieved and, if not, how much of the PNK Service Contract Portion ALatieF desires to have paid to each of AFIC and AFHC. Any such PNK Service Contract Portion which is payable shall be paid as directed by FI within 5 Business Days after FI has instructed PNK as to how such PNK Service Contract Portion is to be paid.

                            Article 4
                CANCELLATION OF JVA AND HOTEL JVA

4.1 Fulfillment of Obligations. The Parties agree that the acquisition by AFIC of the additional Transferable Infrastructure Properties pursuant to the AFIC Purchase and Sale Agreement and the acquisition of the Golf Facility by AFHC pursuant to the AFHC Purchase and Sale Agreement and the transfer of properties by FI to AFIC and by AFIC to FI pursuant to the Facilities Exchange Agreement will completely fulfill any and all obligations including, without limitation, any obligation that FI has or had or may have or may have had to transfer infrastructure assets to AFIC and/or AFHC under the terms of the JVA and the Hotel JVA. Except as expressly provided in Article 8 hereof, and except for FI's obligation to obtain and transfer HGB for AFIC Assets and AFHC Assets situated outside of the Non-HGB Lands, each of ALatieF, AFIC and AFHC agree that AFIC and/or AFHC shall have no further right to require FI to transfer any buildings, improvements, properties, land or rights therein to AFIC and/or AFHC in accordance with the JVA, the Hotel JVA or otherwise.

4.2 Termination of JVA and Hotel JVA. FI and ALatieF hereby agree that, as contemplated by Section 3.1, at the Closing they shall execute termination agreements terminating and canceling each of the JVA and the Hotel JVA, as amended, such termination agreements to become effective upon the Breaking of Escrow and neither FI nor ALatieF shall have any further rights or obligations thereunder.

                            Article 5
            FINANCING; DEBT SERVICE; RETURN ON EQUITY

5.1 Acquisition Capital Financing/Amortization. FI shall arrange financing and/or refinancing on behalf of AFIC and AFHC of their respective portions of the Acquisition Debt, but of no other debt which AFIC or AFHC may incur including, but not limited to, debt for financing working capital requirements. The terms of such financing shall provide that such debt shall be fully amortized in equal annual, semi-annual or quarterly installments by January 1, 2009, (except that the indebtedness of AFIC and AFHC to P.T. ALatieF Freeport Finance Company, B.V. will continue to be non-amortizing through its term). All such financings shall contain such other terms and conditions as shall be approved by and are acceptable to FI.

     AFIC and AFHC hereby acknowledge and agree that they shall, at their expense, provide all assistance which FI may reasonably request in arranging such financing and in complying with the terms and conditions of such financing including, but not limited to, providing such non-public information and data as may be requested by the Lenders and/or prospective lenders.

5.2 Debt Service. FI shall (i) guarantee the payment of all principal, interest, fees and other amounts required to be paid to the Lenders on the financing of the Acquisition Debt, (ii) shall be entitled to withhold amounts otherwise due and payable by FI to either of AFIC or AFHC an amount equal to Debt Service on the Acquisition Debt of both AFIC and AFHC, and (iii) all principal, interest, fees and other amounts required to be paid to the Lenders on the financing of the Acquisition Debt, when due, directly to the Lenders or into a lock box account, as agreed by FI and the Lenders.

5.3 Return on Invested Equity. FI guarantees that each year AFIC and AFHC will receive, on a combined basis, the Revised Guaranteed Return from a combination of payments made by third parties, payments of the PNK Service Contract Portion, if any, made by PNK as contemplated by the last paragraph of Article 3, payments made by FI pursuant to the Master Lease Agreements and the Master Use Agreement, the application, if applicable, of any Carryforward Amount, and, if necessary to achieve the Revised Guaranteed Return, a Variable Rent Payment by FI.

     FI shall not be required to make any Variable Rent Payment in any year when the sum of (i) AFIC Net Profits plus (ii) AFHC Net Profits plus
     (iii) the PNK Service Contract Portion, if any, payable by PNK to AFIC and/or AFHC as contemplated by the last paragraph of Article 3, plus,
     (iv) the Carryforward Amount, if any, equal or exceed the Revised Guaranteed Return.

     Any Variable Rent Payment which FI is required to make shall be payable within 30 days following the submission of a claim by ALatieF, with appropriate supporting information and data which establishes that a Variable Rent Payment is due, the amount of such Variable Rent Payment and the amount of such Variable Rent Payment to be paid to each of AFIC and AFHC. If as a result of any audit conducted pursuant to Article 6 hereof and any recalculation of AFIC Net Profits, AFHC Net Profits and/or the PNK Service Contract Portion resulting therefrom, it is determined that any Variable Rent Payment made by FI exceeds the amount actually owed by FI, then FI shall have the right to withhold the amount of such overpayment from the next amounts due and payable to AFIC and/or AFHC until the full amount of such overpayment, together with interest at a rate of 12% per annum has been recovered by FI.

5.4 Advances on the Variable Rent Payment. If at any time during a year the cumulative cash flow of either AFIC or AFHC is not sufficient to allow AFIC or AFHC, as applicable, to pay its Allowable Excesses, Debt Service and Taxes when and as due (a "Cashflow Shortfall"), then ALatieF shall have the right, but not more frequently than once per month, to request FI to make an advance on the Variable Rent Payment (each such payment an "Advance") , by presenting a claim therefor together with appropriate supporting information and data, and instructions as to the amount of such Advance to be paid to each of AFIC and AFHC. Each request for an Advance which is complete and has no obvious errors shall be paid by FI within ten (10) days of the receipt of such request.

     If at the end of each calendar quarter in each year, the cumulative Cash Flow (including any Advances previously made during such year) of either AFIC or AFHC during such year is less than the proportionate amount of the Revised Guaranteed Return as of the end of such calendar quarter (3.75% as of March 31, 7.5% as of June 30, 11.25% as of September 30 and 15% as of December 31), then ALatieF shall have the right to request an additional Advance in an amount equal to the difference between the actual cumulative Cash Flow of AFIC or AFHC during such year through the end of such calendar quarter and the proportionate amount of the Revised Guaranteed Return which should have been received at the end of such calendar quarter, by presenting a claim therefor together with appropriate supporting information and data and instructions as to the amount of such Advance to be paid to each of AFIC and AFHC. Each request for an Advance which is complete and has no obvious errors shall be paid by FI within ten (10) days of the receipt of such request.

     All Advances made during a year shall be excluded in calculating, as provided in the second paragraph of Section 5.3 above, whether or not FI is required to make a Variable Rent Payment for such year. If, based on such calculation:

     (a) FI is not required to make a Variable Rent Payment for such year, then FI shall have the right to withhold an amount equal to the sum of all Advances made during such year from the next amounts due and payable to AFIC and/or AFHC until the full amount of such Advances made during such year, together with interest at a rate of 12% per annum, has been recovered by FI, and

     (b)  FI is required to make a Variable Rent Payment for such year, then
          (i) if the sum of the Advances made during such year exceed the amount of the Variable Rent Payment owed, FI shall have the right to withhold the amount by which the sum of such Advances made during such year exceeds the amount of the Variable Rent Payment owed, together with interest at a rate of 12% per annum, from the next amounts due and payable to AFIC and/or AFHC until the full amount of such overpayment has been recovered by FI or (ii) if the sum of the Advances made during such year is less than the amount of the Variable Rent Payment owed, then the sum of such Advances made during such year shall be credited against the amount of the Variable Rent Payment owed and FI shall pay the balance of the Variable Rent Payment owed as provided in the last paragraph of
          Section 5.3 above.

5.5 Invested Equity Adjustment. Any sale or other disposition by AFIC of any AFIC Asset, or by AFHC of any AFHC Asset, shall be on terms and conditions, including fair market value compensation, as could be expected to be obtained from unaffiliated third parties.

     Should AFIC, at any time, sell or otherwise dispose of any AFIC Asset or any part thereof, or AFHC, at any time, sell or otherwise dispose of any AFHC Asset or any part thereof, including, without limitation, pursuant to Article 9 or Section 8.2(c) hereof, the amount of Invested Equity on which the Revised Guaranteed Return is calculated shall be reduced by 1/3rd of the original purchase price paid by AFIC or AFHC to acquire such AFIC Assets or AFHC Asset.

                            Article 6
                             AUDITING

In the event that ALatieF shall request FI to make either an Advance or a Variable Rent Payment, or both, in any year, then FI shall have the right to audit the financial and other books and records of AFIC, AFHC, PNK and each Service Provider as hereinafter provided.

6.1 Requested Financial Statements. Upon the request of FI, each of ALatieF, AFIC and AFHC, as applicable, shall provide or cause to be provided, to FI, or its outside auditors, detailed financial statements, tax returns, ledgers and other records, financial or non-financial, showing all revenues received, allocated or accrued and all operating and other expenses paid, allocated or accrued by AFIC, AFHC, PNK and each other Service Provider, in the latter case limited to those revenues and expenses directly or indirectly related to its respective Service Contract, and such other information as FI shall reasonably request.

6.2 Right to Examine Books. FI shall have, and each of ALatieF, AFIC and AFHC, as applicable, shall ensure, the right, upon reasonable notice and at reasonable times, to examine those financial and other books and records of AFIC, AFHC, PNK and each other Service Provider as it deems necessary and which are reasonably related to this Agreement or any other agreement between FI and any of AFIC, AFHC, PNK and any Service Provider, including without limitation, the salaries, fees and other amounts paid to Affiliated companies and individuals (which salaries, fees and other amounts are to be commensurate with amounts paid to or charged by third parties unaffiliated with ALatieF for the same or comparable services and/or the same or similar quantities and quality of goods purchased under similar circumstances and conditions and in no case shall Allowable Expenses include any amount payable for services and goods which is in excess of the price at which FI could have purchased such services or goods). Such right to examine books and records shall serve, among other purposes, to enable FI to identify any expenses which are not Allowable Expenses and all such expenses which are not Allowable Expenses shall be credited to the calculation of the Revised Guarantee Return in the same manner as if such amount had been earned as net profit by the entity concerned.

6.3 Generally Acceptable Accounting Principles. In keeping books and records on its operations hereunder, AFIC, AFHC, PNK and each other Service Provider shall follow and adhere to generally accepted accounting principles in the United States ("GAAP"), or such other basis as may be acceptable to FI.

6.4 Other Contracts. ALatieF, AFIC, AFHC, PNK and any other Service Provider shall include, or cause to be included, a provision in any and all contracts which it or any of its Affiliates enters into with any other Affiliated company or individual in connection with providing any services or goods which are applicable, in whole or in part, to services or goods to be provided to FI, which provision shall obligate such company or individual to provide the information and data, and permit FI to audit the financial and other books and records of each such company and individual, as provided and for the purposes set forth in this
     Article 6.

6.5 Years Subject to Audit. The rights and obligations of the Parties provided in this Article 6 shall include the year for which an Advance or Variable Rent Payment has been requested and the 5 previous years.

                            Article 7
                  WARRANTIES AND REPRESENTATIONS

7.1 Corporate Power. Each Party represents and warrants to the others that it has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder according to the terms of this Agreement, and that it has taken all necessary corporate or other actions to authorize its entry into and performance of this Agreement.

7.2 Statements True. Each Party represents and warrants to the others that the statements made relating to it in this Agreement are true and accurate and that nothing further needs to be stated to prevent such statements from being misleading.



                            Article 8
                    REACQUISITION OF PROPERTY

8.1 FI's Right to Reacquire. If, at any time hereafter FI's Board of Commissioners adopts a resolution to the effect that, for any of the reasons specified below, it is necessary or advisable for FI to reacquire any AFIC Asset or any AFHC Asset (any such property to be reacquired being hereinafter referred to as the "Affected Property"), FI shall promptly notify AFIC or AFHC of such resolution, the date on which the Affected Property is required to be reconveyed to FI (which date shall not be earlier than 12 months from the date of the notice unless the reason specified in such notice is that described in clause (c) below, in which case the time period will be reasonable based on the hazard giving rise to such notice) and the reasons why the Affected Property is being reacquired. AFIC and AFHC hereby agree to execute and deliver any and all documents which FI determines are necessary or advisable in connection with the reacquisition of Affected Property pursuant hereto. The reasons which will permit FI to reacquire Affected Property under this Article 8 are as follows:

     a) FI has determined that a commercially exploitable deposit of minerals exists under, near or as part of the Affected Property;

     b) FI requires all or part of the Affected Property as the location for equipment or other facilities in connection with FI's mining enterprise;

     c) FI becomes aware that the Affected Property has become or is likely to become a physical hazard to any person or property, or its condition is such that continued maintenance and repair is not economically justified by prudent business standards; and

     d) FI reasonably determines that such reacquisition is necessary or advisable to enable it to comply with the COW or any Indonesian law, rule, regulation or decree.

8.2 AFIC's/AFHC's Option. AFIC or AFHC shall have the option, exercisable within 60 days after receipt of the notice of the adoption of any such resolution, to require FI to either:

     a) if economically viable, warranted by prudent business standards and legally possible, construct, or cause to be constructed, as soon as reasonably practical, in a location mutually satisfactory to FI and AFIC or AFHC, as applicable, a property substantially similar in all material aspects to the Affected Property (hereinafter the "Reconstructed Property"), but in no event shall FI be required to construct or cause to be constituted a Reconstructed Property where the cost of construction is estimated to exceed the sum of (i)1/3 of the original purchase price paid by AFIC or AFHC to FI to acquire such Affected Property, plus (ii) a prorata portion of the then outstanding balance of the Acquisition Debt applicable to or encumbering such Affected Property;
     b) if available and warranted by prudent business standards, substitute as soon as reasonably practical, another property owned by FI (hereinafter the "Substituted Property") for the Affected Property, which Substituted Property shall be in a location and otherwise be satisfactory in all material respects to AFIC or AFHC, but in no event shall FI be required to provide a Substituted Property where FI's cost to construct such property exceeds the sum of (i) 1/3 of the original purchase price paid by AFIC or AFHC to FI to acquire such Affected Property, plus (ii) a prorata portion of the then outstanding balance of the Acquisition Debt applicable to or encumbering such Affected Property; or

     c) repurchase the Affected Property for a purchase price equal to the greater of: (i) the fair market value of the Affected Property, excluding any subsurface properties or rights therein, and (ii) the sum of (A) 1/3 of the original purchase price paid by AFIC or AFHC to FI to acquire such Affected Property, plus (B) a prorata portion of the then outstanding balance of the Acquisition Debt applicable to or encumbering such Affected Property. The fair market value of any Affected Property shall be determined by an appraisal procedure conducted by a mutually acceptable third party appraiser in accordance with procedures to be established, it being understood that the method of appraisal shall be the method which is based on the greater of depreciated book value or on comparable sales.

     If AFIC or AFHC has not made an election within the 60 day period referred to above or if a reconstructed Property is not economically viable, warranted by prudent business standards or legally available in the case of option (a) or if a Substituted Property is not otherwise available and warranted by prudent business standards in the case of option (b), then AFIC or AFHC shall be deemed to have elected the repurchase option described in this Section 8.2(c).

8.3 Transfer of Property. Regardless of which option AFIC or AFHC, as applicable, has elected or has been deemed to have elected pursuant to
     Section 8.2 above, AFIC or AFHC, as applicable, shall transfer such Affected Property to FI and FI shall accept the transfer of the Affected Property from AFIC or AFHC, not later than the date specified in FI's notice provided for in Section 8.1 above. FI and AFIC or AFHC, as applicable, shall cooperate in good faith to effectuate the applicable option at the earliest possible time. If the Affected Property is an AFIC Asset, the Master Lease Agreement shall be amended to remove the Affected Property from the scope thereof and to reduce pro-tanto the Fixed Rent and Impositions (as each such term is defined in the Master Lease) and other amounts payable under the Master Lease Agreement. In all instances, ALatieF shall cause any other agreements relating to or otherwise affecting, in whole or in part, any Affected Property to be amended to remove the services for such Affected Property therefrom. All Reconstructed Property or Substituted Property shall, at the sole option of FI, exercisable by written notice to the owner of the Affected Property to be conveyed to FI in exchange for the Reconstructed Property or Substituted Property, be substituted in place of such Affected Property in the Master Lease Agreement and/or other agreements, as applicable. The Parties acknowledge that it may be necessary for a payment to be made by one Party to another in the event that the value of any Reconstructed Property or Substituted Property has a different value than the Affected Property. The Parties further recognize that, in the event either of the options described in Sections 8.2(a) or 8.2(b) is elected and AFIC or AFHC is required to surrender or vacate the Affected Property before a Reconstructed Property or Substituted Property is available to lease by AFIC or occupancy by AFHC, FI may be required to pay AFIC amounts payable under the Master Lease Agreement related to such surrendered or vacated property until the Reconstructed Property or Substituted Property is available for lease to FI or FI may be required to pay AFHC an amount reasonably necessary to compensate AFHC for the interruption of the business conducted at the Affected Property for the period commencing with the date on which AFHC ceases to conduct business at the Affected Property and terminating on the date that AFHC is able to recommence business at the Reconstructed Property or Substituted Property.

                            Article 9
                   FI'S RIGHT OF FIRST REFUSAL

9.l Restrictions on Transfer of AFIC Assets and AFHC Assets. Each of ALatieF, AFIC and AFHC recognize that the AFIC Assets and the AFHC Assets are essential and/or desirable in connection with FI's mining enterprise. AFIC hereby agrees not to sell or otherwise transfer any AFIC Asset, and AFHC hereby agrees not to sell or otherwise transfer any AFHC Asset, to any person or legal entity who or which is not an Affiliate of ALatieF, without first offering to sell such AFIC Asset or AFHC Asset to FI as provided in Section 9.2 below. ALatieF shall cause AFIC and AFHC to fulfill their obligations under this Article 9.

9.2 Right of First Refusal. If at any time AFIC and/or AFHC shall receive a Bona Fide Offer from a third party to purchase all or any portion of the AFIC Assets or the AFHC Assets, respectively, which AFIC and/or AFHC desires to accept, then prior to closing such sale AFIC and/or AFHC shall first notify FI of such Bona Fide Offer by providing FI all data and information concerning the proposed transaction, including, but not limited to, a copy of the purchase contract with the proposed buyer, and shall give to FI the right to purchase such AFIC Assets and/or AFHC Assets, as appropriate, covered by such Bona Fide Offer, upon the terms and conditions stipulated in such Bona Fide Offer (the "Offer"), such right to purchase to be communicated by AFIC and/or AFHC by notice given hereunder. For the purposes of the foregoing, a "Bona Fide Offer" shall be an offer reflected in an executed purchase contract with a ready, willing and able buyer (or a contract in a fully negotiated form which AFIC and/or AFHC and such a buyer are willing to execute) providing for the purchase of the AFIC Assets and/or the AFHC Assets as referred to in the Offer subject only to the waiver or non-exercise of FI's rights in this Section 9.2.

     Any right of FI under this Section 9.2 to purchase AFIC Assets and/or AFHC Assets may be exercised only as to the entire quantity of AFIC Assets and/or AFHC Assets covered by the Bona Fide Offer and not merely in part. In the event that such right to purchase shall not be exercised in full by notice given hereunder and received by AFIC and/or AFHC within 15 days after the date of the notice to FI with respect to such right to purchase, then AFIC and/or AFHC shall be entitled to sell, as a whole and not in part only, the AFIC Assets and/or the AFHC Assets which are described in the Offer, to the third party making the Offer on terms and conditions no more favorable to such third party than the terms and conditions of the Offer. If AFIC and/or AFHC shall fail to consummate a sale to such third party of the entire number of AFIC Assets and/or AFHC Assets described in the Offer within 60 days after AFIC and/or AFHC shall become entitled hereunder to sell to such third party, no sale or transfer may thereafter be made by AFIC and/or AFHC without again complying with the provisions of this Section 9.2.

9.3 ALatieF to Obligate Affiliate. In the event any AFIC Asset or AFHC Asset is transferred to an Affiliate of ALatieF, then ALatieF shall cause such Affiliate to be bound by the terms of this Article 9 and shall cause such Affiliate to fulfill its obligations hereunder.

                            Article 10
                  EXECUTION OF OTHER AGREEMENTS

The Parties acknowledge and agree that to implement this Agreement, it may be necessary to enter into, execute and deliver, and each Party hereby agrees and covenants to enter into, execute and deliver, any and all other documents or instruments necessary or requested by any Party hereto in order to give full effect to the provisions of this Agreement.

                            Article 11
                         CONFIDENTIALITY

11.1 Confidential Treatment/Permitted Disclosures. The Parties agree and shall undertake, that any and all information ("Proprietary Information") received by any Party in connection with this Agreement which is derived from another Party (however acquired and in whatever form) shall be treated by it as confidential and such Party shall not disclose all or any part of such Proprietary Information to any third party or otherwise seek to exploit all or any part of such Proprietary Information without the prior written consent of the other Parties, provided that this clause shall not apply to information which at any time comes into the public domain through no fault of any Party, or is required to be furnished to any government or public authority pursuant to any law, rule, regulation or judicial order applicable to any Party or any Affiliate of a Party, or is required to be disclosed in compliance with the rules of a stock exchange on which a Party's or an Affiliate or a Party's stock is listed, or which is disclosed to a Party's bankers, attorneys, accountants, tax advisors or other consultants who agree to maintain the secrecy of such Proprietary Information.

11.2 Implementation. Each Party further agrees to make all reasonable efforts, and to take all reasonable precaution, to prevent any of its employees or personnel, or any other persons, from obtaining or making any unauthorized use of, or effecting any disclosure of any Proprietary Information. The Parties shall implement this policy of confidentiality in part by appropriate contract provisions, including but not limited to appropriate terms in contracts of employment.

11.3 Parties Retain Property Rights. It is understood by the Parties that Proprietary Information shall remain the property of the Party from which such Proprietary Information was derived and upon termination or expiration of this Agreement for any cause whatsoever, the Party receiving the Proprietary Information shall cease to use the same and shall return the same to the Party from which it was derived together with all related documents and copies.

11.4 Obligations to Survive. The obligations contained in this Article 11 shall bind the Parties during the term of this Agreement and shall continue to bind the Parties for a period of five years after this Agreement is terminated (for whatever cause) or expires.

                            Article 12
                          FORCE MAJEURE

No Party shall be liable to any other Party for non-performance or delay in performance of any of its obligations (other than the obligation to pay money when due) under this Agreement resulting from any Act of God, flood, fire, war, riot, civil commotion, natural catastrophe, strike, act of government, change of law, or other like or dissimilar causes beyond the reasonable control of, or not preventable by reasonable diligence of, such party, provided the Party prevented or delayed makes every reasonable effort to remove the obstacle and to resume performance at the earliest practicable time.

                            Article 13
                  DISPUTE RESOLUTION PROCEDURES

13.1 Amicable Settlement. If at any time the representatives of the Parties are unable to reach agreement on any matter arising in connection herewith, any representative of a Party may request that the matter be submitted to binding arbitration, as provided in this Article 13.

13.2 Arbitration Rules. Situs and Language. The Parties hereby consent to submit any and all disputes arising under this Agreement, which are not resolved pursuant to the procedures set forth in Section 13.1, for final settlement either by conciliation, or by arbitration. Where the Parties seek an amicable settlement of a dispute by conciliation, the conciliation shall take place in accordance with the UNCITRAL Conciliation Rules contained in Resolution 35/52 adopted by the United Nations General Assembly on December 4, 1980 and entitled "Conciliation Rules of the United Nations Commission on International Trade Law", as such rules may be amended from time to time. Where the Parties elect to arbitrate, the arbitration shall take place in accordance with the UNCITRAL Arbitration Rules contained in Resolution 31/98 adopted by the United Nations General Assembly on December l5, 1976 and entitled "Arbitration Rules of the United Nations Commission on International Trade Law", as such rules may be amended from time to time. The language to be used in conciliation and arbitration shall be in the English language, unless the Parties otherwise agree. Conciliation or arbitration proceedings conducted pursuant to this Section 13.2 shall be held in Jakarta unless the Parties otherwise agree or unless the aforesaid rules or the procedures thereunder otherwise require. An award pursuant to any arbitration proceedings shall be enforceable against and binding upon the Parties hereto, and shall be specifically enforceable in Indonesia.

13.3 Cooperation. Each Party shall cooperate in good faith to expedite to the maximum practicable extent the conduct of any arbitral proceedings commenced under this Agreement. If any Party should believe that another Party has defaulted in its obligation under this Section 13.3 so to cooperate, such Party may apply to the arbitrator or arbitrators during the course of the proceedings for a determination to such effect. If the arbitrator or arbitrators should determine that a Party has defaulted under this Section 13.3, the final award shall contain an assessment against such defaulting Party of all costs incurred by the non-defaulting Party in connection with the arbitration resulting from such default, including, without limitation, the reasonable fees and disbursements of its counsel.

13.4 Arbitrators' Fees and Expenses. Except as provided for above in this
     Article 13, the Parties shall equally share the expenses of arbitration and fees or the arbitrators, not including the attorneys' fees and expenses of the respective Parties.

13.5 Waiver of Right to Appeal. The Parties expressly agree to and do hereby waive the following Indonesian laws: Section 641 of the Reglement op de Rechtsvordering ("R.V.") and Articles 15 and 108 of Law No. 1 of 1950 (Supreme Court Rules) so that accordingly there shall be no appeal to any court or other authority from the decision of the arbitrator. The arbitrators shall be bound by strict rules of law in making their decision and shall not be entitled to render a decision ex aequo et bono.

13.6 Limitation on Right to Court Action. No Party shall be entitled to commence or maintain any action in a court of law upon any matter in dispute arising from or in relation to this Agreement except for the enforcement of an arbitral award granted pursuant to this Article 13.

13.7 Performance of Obligations Pending Decision. During the period of submission to arbitration and thereafter until the granting of the arbitral award, the Parties shall, except in the event of termination, continue to perform all their obligations under this Agreement without prejudice to a final adjustment in accordance with the said award.

13.8 Waiver of Right to Terminate Board of Arbitration. The Parties hereby waive Articles 620(1) and 650(2) of the R.V. so that the mandate of a board of arbitration duly constituted in accordance with the terms of this Agreement shall remain in effect until a final arbitration award has been issued by the board of arbitration.

13.9 Survival. The provisions contained in this Article 13 shall survive the termination and/or expiration of this Agreement.

                            Article 14
                           TERMINATION

This Agreement shall terminate upon the first to occur of the following events:

     a) the cessation or termination of FI's mining enterprise and the settlement of all liabilities associated therewith which accrued during the term thereof;

     b) the failure of ALatieF and its Affiliates to, collectively, own at least 50.1% of AFIC or AFHC, without the prior written approval of FI;

     c) the completion of the liquidation and winding up of the affairs of any of FI, ALatieF, PTAC, AFIC or AFHC; or

     d)   the mutual agreement to terminate.

The Parties hereby waive Article 1266 of the Indonesian Civil Code but only to the extent that judicial cancellation of this Agreement would otherwise be required to terminate this Agreement.

                            Article 15
                            ASSIGNMENT

No Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties, except that any Party may at its option assign its rights and obligations hereunder to an Affiliate if such Affiliate has a net worth acceptable to the other Parties (or the transferring Party undertakes to guarantee such affiliated company's fulfillment of all or its obligations under this Agreement) and provided, that such transfer is permitted by the Indonesian government. In the event an assignment is consented to by the other Parties, this Agreement shall inure to the benefit of and be binding upon such assignee and its successors or assigns; and such assignee shall become a Party to this Agreement.


                            Article 16
                      LAW AND INTERPRETATION

16.1 Governing Law. The provisions of this Agreement shall be governed in all respects by and construed in accordance with the laws of the Republic of Indonesia.

16.2 Governing Language of this Agreement. This Agreement is executed in a text using the English language which shall be the governing language despite translation into any other language(s).

16.3 Headings. The headings of the Articles and Sections in this Agreement and table of contents shall not form part of this Agreement and shall not be regarded in interpreting and construing this Agreement.

                            Article 17
                           SEVERABILITY

If one or more of the provisions herein shall be void, invalid, illegal or unenforceable in any respect under any applicable law or decision, the validity, legality and enforceability of the remaining provisions contained shall not be affected or impaired in any way.

Each Party hereto shall; in any such event, execute such additional documents as any other Party may reasonably request in order to give valid, legal and enforceable effect to any provision hereof which is determined to be invalid, illegal or unenforceable.

                            Article 18
                             NOTICES

18.1 Manner of Delivery/Addresses. Except as expressly set out in this Agreement to the contrary, all notices and other communications to be given to a Party under this Agreement shall be in writing in the English language and communicated by personal delivery, certified or registered mail, postage prepaid, return receipt requested, telex or facsimile from one Party to another Party at their respective addresses as follows:

          FI:

          P.T. Freeport Indonesia Company
          Plaza 89, 5th Floor
          J1. H.R. Rasuna Said Kav. X-7 No. 6
          Jakarta 12940, Indonesia

          Fax Number: (62) (21) 850-6736

          Attention: President Director

          ALatieF:

          P.T. ALATIEF Nusakarya Corporation
          J1. Iskandarsyah II No.2, Blok M
          Jakarta, Indonesia

          Fax Number: (62) (21) 739-0695

          Attention : Messrs. Abdul Latief/Usman Ja'far/
                    Somnath Guharoy
          AFIC:

          P.T. ALatieF Freeport Infrastructure Corporation
          J1. Iskandarsyah II No. 2
          Blok M Kebayoran Baru
          Jakarta, Selatan

          Fax Number: (62) (21) 739-0695

          Attention : Mr. Somnath Guharoy

          AFHC

          P.T. ALatieF Freeport Hotel Corporation
          J1. Iskandarsyah II No. 2
          Blok M Kebayoran Baru
          Jakarta, Selatan

          Fax Number: (62) (21) 739-0695

          Attention : Mr. Somnath Guharoy

     Subject to any express provisions contained in this Agreement to the contrary, the notices and other communications referred to in Section
     18.1 shall be deemed delivered upon actual receipt or in the case of personal delivery or mail the delivery of which is refused, upon the date of attempted delivery.

18.2 Change of Address. Any Party hereto may at any time change its address by written notice to the other Parties of such change.

                            Article 19
                         OTHER PROVISIONS

Subject to the other provisions of this Agreement each Party shall be bound by this Agreement from the date it is signed by all Parties.

                            Article 20
                         ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any Party hereto.

This Agreement may not be modified or amended except in writing and with the unanimous agreement of the Parties hereto.

Neither this Agreement nor any provision hereof is intended to confer upon any person firm, corporation or other entity other than the Parties hereto any rights or remedies hereunder.

           [Remainder of page intentionally left blank]


IN WITNESS WHEREOF, the Parties have executed this Agreement in the English language, by duly authorized representatives of the Parties to be effective on the date and year written above.

               FI:

               P.T. FREEPORT INDONESIA COMPANY


               Paul Murphy
               Director


               Prihadi Santoso
               Director

               ALatieF:

               P.T. ALATIEF NUSAKARYA CORPORATION


               Usman Ja'far
               President Director

               AFIC:

               P.T. ALATIEF FREEPORT INFRASTRUCTURE



               Usman Ja'far
               President Director

               AFHC:

               P.T. ALATIEF FREEPORT HOTEL CORPORATION


               Usman Ja'far
               President Director


This photo-copy is in conformance with its original shown to me, Notary.

                              Jakarta, March 7, 1997



                              A. Partomuan Pohan, SH, LL.M
                              Notary in Jakarta